Exhibit 10.9

FORTUNE BRANDS INNOVATIONS, INC.

ANNUAL EXECUTIVE

INCENTIVE COMPENSATION PLAN

(AS AMENDED AND RESTATED ON FEBRUARY 27, 2024)

ARTICLE I

GENERAL

SECTION 1.1 Purpose. The purpose of this Annual Executive Incentive Compensation Plan (the “Plan”), as amended and restated effective for Performance Periods commencing on or after January 1, 2024, is to advance the interests of the stockholders of Fortune Brands Innovations, Inc. (the “Company”) by providing performance-based incentives to senior executives of the Company.

SECTION 1.2 Definitions.

(a)
“Award” means a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive payment in cash of a specified amount, subject to the Committee’s discretion pursuant to Section 2.4(a) of the Plan.
(b)
“Board of Directors” means the Board of Directors of the Company.
(c)
“Code” means the Internal Revenue Code of 1986, as amended.
(d)
“Committee” means the Compensation Committee of the Board of Directors.
(e)
“Incentive Pool” means the total amount of dollars available to be paid to all Participants based on the extent to which the applicable Performance Measures are attained. If established for a Performance Period, the Incentive Pool for each Performance Period shall be determined by the Committee pursuant to Section 2.2.
(f)
“Participant” means each senior executive of the Company or its subsidiaries designated by the Committee to participate in the Plan, including those individuals designated as “named executive officers” in the Company’s proxy statement for the year prior to the start of a Performance Period.
(g)
“Performance Measures” means criteria and objectives, including one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: the attainment by a share of common stock of a specified fair market value for a specified period of time; earnings per share; return to stockholders (including dividends); return on assets; return on equity; earnings of the Company before or after taxes and/or interest; revenues; expenses; market share; cash flow or cost reduction goals; interest expense after taxes; return on investment; return on investment capital; return on operating costs; economic value created; operating margin; gross margin; net income before or after taxes; pretax earnings before interest, depreciation and/or amortization; pretax operating earnings after interest expense and before incentives, and/or extraordinary or special items; operating earnings; net cash provided by operations; and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, ESG-related goals, and goals relating to acquisitions or divestitures, any other goal selected by the Committee whether or not listed herein, or any combination of the foregoing or such other goals selected by the Committee. In the sole discretion of the Committee, the Committee may provide for the Performance Measures or other terms and conditions of an outstanding Award to be adjusted to reflect any specified adjustment event, including, without limitation, any of the following items: extraordinary, unusual or non-recurring items; changes in law or accounting principles; currency fluctuations; financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); realized or unrealized gains and losses on securities; expenses, charges or credits for restructuring initiatives, productivity initiatives or for impaired assets; non-cash items (e.g., amortization, depreciation or reserves); other non-operating items; write downs of intangible assets, property, plant or equipment, investments in business units and securities resulting from the sale of business units; spending for acquisitions; and effects of any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event.
(h)
“Performance Period” means each consecutive twelve-month period commencing January 1 of each year.

SECTION 1.3 Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall, in its sole discretion, but subject to the terms of the Plan, select eligible persons for participation in the Plan and determine the form, amount and timing of each Award to such persons, the time and conditions of payment of the Award and all other terms and conditions of the Award. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting, or taken without a meeting by unanimous written consent of the members of the Committee, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the plan, to make rules for carrying it out and to make changes in such rules. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

ARTICLE II

AWARDS

SECTION 2.1 Awards. The Committee may, in its sole discretion, make Awards to Participants with respect to each Performance Period, subject to the terms and conditions set forth in the Plan, the Participant’s Award or resolutions adopted by the Committee.

SECTION 2.2 Terms of Awards. The Committee shall establish (i) the objective formula for determining payouts under the Plan, (ii) if applicable, the Incentive Pool for such Performance Period, (ii) the applicable Performance Measures and (iii) if applicable, the allocable percentage of the total Incentive Pool to which each Participant shall be entitled, provided that the total of all such percentages for all Participants for any Performance Period shall not exceed 100 percent.

SECTION 2.3 Determination and Payment of Awards.

(a)
For each Performance Period, promptly after the date on which all necessary financial or other information becomes available, the Committee shall certify (i) the degree to which the applicable Performance Measures have been attained and (ii) with respect to each Participant, the amount of the Participant’s Award, if any. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, adjust (including by reducing or eliminating), the amount of a Participant’s Award. Any adjustments so made by the Committee shall be final, conclusive and binding.
(b)
Amounts to which Participants are entitled shall be payable in a single lump sum cash payment as promptly as practicable after the certifications and adjustments (if any) described in this Section 2.4 have been made by the Committee; but in no event later than March 15th of the year following the end of the Performance Period.

SECTION 2.4 Deferral of Payment of Awards. At the request of a Participant, the Committee may permit, in its sole discretion, payment with respect to an Award made hereunder to be deferred pursuant to a deferral election made by the Participant. All deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to Code Section 409A and may include the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee or based on one or more predetermined investments selected by the Committee.

SECTION 2.5 Termination of Employment. Except as otherwise determined by the Committee, a Participant whose employment terminates for any reason other than death, disability or retirement prior to the last day of the Performance Period shall not be entitled to receive any amounts pursuant to the Award, and any Award held by such Participant with respect to such Performance Period shall be forfeited and cancelled. If a Participant’s employment terminates before the end of a Performance Period as a result of death, disability, or retirement, the Participant (or in the event of death, the Participant’s designated beneficiary) shall be entitled to receive an amount under the Award equal to the payment the Participant would have received had such Participant remained employed through the last day of the Performance Period, prorated for the portion of the Performance Period during which the Participant was employed. Such prorated Award shall be paid at the time and in the manner described in Section 2.4(b) above. If a Participant dies without a valid, written beneficiary designation on file with the Company, payments under the Plan shall be made to the Participant’s estate. For purposes of the Plan, “retirement” shall mean either (1) termination of employment on or after attaining age 55 and completion of at least five (5) years of service with the Company or a subsidiary (provided that retirement shall not include termination of employment for cause), or (2) retirement within the meaning of the Company’s non-qualified supplemental retirement plan; “disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months within the meaning of Code Section 22(e)(3); and “cause” shall have the meaning set forth in any employment, severance or other written agreement between the Participant and the Company or its subsidiaries.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Restriction on Transfer. No Award shall be transferable other than by will, the laws of descent and distribution. Any attempt to transfer or otherwise dispose of an Award shall be null and void.

SECTION 3.2 Tax Withholding. The Company shall deduct from all payments made under the Plan to a Participant (or, in the event of the Participant’s death, to the Participant’s beneficiary or estate, as applicable) any Federal, state or local taxes required by law to be withheld with respect to such payments. Participants shall be solely responsible for all other taxes associated with the amounts payable under an Award or the Plan.

SECTION 3.3 Source of Payments. This Plan shall be unfunded and constitutes a an unvested promise by the Company to make payments in accordance with the terms of the Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

SECTION 3.4 Employment Rights and Other Benefit Programs. The provisions of the Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, the Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant’s employment at any time. The Plan shall not replace any contract of employment between the Company and any Participant, but shall be considered a supplement thereto. The Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company.

SECTION 3.5 Amendment and Termination. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No termination or amendment of the Plan or an Award may, without the consent of the Participant, adversely affect the rights of a Participant with respect to an Award for which the certifications and adjustments (if any) described in Section 2.4(a) have been determined.

SECTION 3.6. Governing Law. The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

SECTION 3.7 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

SECTION 3.8 Clawback of Awards. The Awards granted under this Plan are subject to forfeiture, recovery by the Company or other action pursuant to the terms of the Award or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Fortune Brands Innovations, Inc. Clawback Policy, or as otherwise required by law.

SECTION 3.9 Effective Date. The Plan shall be effective for Performance Periods beginning on or after January 1, 2024.